AMENDED ADMINISTRATION AGREEMENT

THIS AMENDED ADMINISTRATION AGREEMENT is made and dated for reference effective as at May 1, 1998 as fully executed on this 7th day of May, 1998.

BETWEEN:

TROOPER TECHNOLOGIES INC., a company duly incorporated under the laws of the Province of British Columbia and having a business office and an address for notice and delivery located at Suite 2007, 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K3

(the "Company");

OF THE FIRST PART

AND:

GLENN LITTLE, Businessman and a Director and Officer of the Company and having an address for notice and delivery located at c/o Suite 2007, 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K3

(the "Administrator");

OF THE SECOND PART

(the Company and the Administrator being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

WHEREAS:

A. The Company is a reporting company duly incorporated under the laws of the Province of British Columbia, is an "exchange issuer" for the purposes of the Securities Act of the Province of British Columbia and the Company's common shares are presently listed for trading on the Vancouver Stock Exchange (the "Exchange");

B. The Company is involved in the principal business of the development of a thermophilic fermentation process;

C. The Administrator is the Secretary and a Director of the Company who has been and continues to be instrumental to the ongoing development of the Company and its business;

D. In accordance with the terms and conditions of a certain underlying administrative agreement, dated for reference effective as at May 5, 1995 and as amended by agreement dated September 1, 1997 (collectively, the "Underlying Agreement"), as entered into between the Parties hereto, a copy of which Underlying Agreement is attached hereto as Schedule "A" and which forms a material part hereof, the Company agreed to retain the Administrator to provide certain administrative services to both the Company and any of its subsidiaries;

E. Since the entering into by the Parties hereto of the Underlying Agreement, together with the filing thereof by the Company for approval with the Exchange, the Parties hereto acknowledge and agree that there have been various further discussions, negotiations, understandings and agreements between them relating to the terms and conditions of the Underlying Agreement and, correspondingly, that it is their intention by the terms and conditions of this agreement (the "Agreement") to hereby replace the Underlying Agreement in its entirety, together with all such prior discussions, negotiations, understandings and agreements with respect to the Underlying Agreement, and therefore enter into this Agreement which clarifies their respective duties and obligations with respect thereto; and

F. In the furtherance of the Company's within recognition of the Administrator's ongoing service to the Company, the Company hereby wishes to again formally retain the Administrator to continue to provide certain administrative services to both the Company and any of its subsidiaries and therefore enters into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

Article I
INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a) "Agreement" means this Amended Administration Agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(b) "Arbitration Act" means the Commercial Arbitration Act (British Columbia), R.S.B.C. 1996, as amended, as set forth in Article "10" hereinbelow;

(c) "Board of Directors" means the Board of Directors of the Company as duly constituted from time to time;

(d) "business day" means any day during which Canadian Chartered Banks are open for business in the City of Vancouver, Province of British Columbia;

(e) "Company" means Trooper Technologies Inc., a company duly incorporated under the laws of the Province of British Columbia, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(f) "Company's Non-Renewal Notice" has the meaning ascribed to it in section "4.3" hereinbelow;

(g) "Company's Notice of Termination" has the meaning ascribed to it in section "4.5" hereinbelow;

(h) "Effective Date" has the meaning ascribed to it in section "4.1" hereinbelow;

(i) "Expenses" has the meaning ascribed to it in section "5.2" hereinbelow;

(j) "General Services" has the meaning ascribed to it in section "3.1" hereinbelow;

(k) "Indemnified Party" has the meaning ascribed to it in section "8.1" hereinbelow;

(l) "Initial Term" has the meaning ascribed to it in section "4.2" hereinbelow;

(m) "Administrator" means Glenn Little;

(n) "Monthly Base Fee" has the meaning ascribed to it in section "5.1" hereinbelow;

(o) "Monthly Fee" has the meaning ascribed to it in section "5.1" hereinbelow;

(p) "Option" has the meaning ascribed to it in section "5.4" hereinbelow;

(q) "Party" or "Parties" means the Company and/or the Administrator hereto, as the context so requires, and their respective successors and permitted assigns as the context so requires;

(r) "Regulatory Approval" means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;

(s) "Regulatory Authority" and "Regulatory Authorities" means, either singularly or collectively as the context so requires, the Vancouver Stock Exchange and/or such other regulatory agencies who have jurisdiction over the affairs of the Company and/or the Administrator including, without limitation, and where applicable, the British Columbia Securities Commission and all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(t) "Vacation" has the meaning ascribed to it in section "5.3" hereinbelow; and

(u) "Vehicle Allowance" has the meaning ascribed to it in section "5.1" hereinbelow.

1.2 Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,:

(a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b) the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

(c) any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(d) words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article II
REPLACEMENT OF THE UNDERLYING AGREEMENT

2.1 Replacement of and effect of the Underlying Agreement. This Agreement substitutes for and replaces, in its entirety, the Underlying Agreement, together with all prior discussions, negotiations, understandings and agreements with respect to the Underlying Agreement. In this regard it is hereby expressly acknowledged and agreed, however, that the compensation provisions of the Underlying Agreement will continue to remain in full force and effect until such time as the Company receives final Regulatory Approval to the terms and conditions of this Agreement.

Article III
SERVICES AND DUTIES OF THE ADMINISTRATOR

3.1 General Services. During the Initial Term of this Agreement the Administrator will provide the Company with such general administrative services as may be determined and required, from time to time, by the Board of Directors of the Company in their sole and absolute discretion, in connection with the operations and development of the Company, or of any of its subsidiaries, as the case may (collectively, the "General Services"), and in this regard it is being expressly acknowledged and agreed by the Parties hereto that the Administrator shall commit and provide to the Company the General Services on a full-time basis during the Initial Term and during the continuance of this Agreement for which the Company, as more particularly set forth hereinbelow, hereby agrees to pay the Administrator the Monthly Base Fee during the Initial Term of this Agreement.

3.2 Specific Services. Without limiting the generality of the General Services to be provided as set forth in section "3.1" hereinabove, it is hereby acknowledged and agreed that the Administrator will provide the following specific administrative services, subject at all times to the direction of the Board of Directors of the Company,:

(a) devotion of a significant portion of the Administrator's time on a day-to-day basis to both the Company and any of its subsidiaries;

(b) coordination of the negotiation and conclusion of all acquisitions of projects worthy of development for the Company;

(c) coordination and administration of all development programs of the Company together with all capital funding projects and resources which are necessarily incidental thereto;

(d) coordination of the preparation and dissemination of any and all business plans and engineering reports for the Company;

(e) liaison with and the setting up of corporate alliances for the Company with major companies and customers, the Company's auditors, the Company's solicitors and the Company's affiliated companies and business partners;

(f) liaison between the Company's Vancouver based activities and its all of its business based activities; and

(g) assistance in all other areas or matters as may be directed from time to time by the Board of Directors of the Company.

3.3 Additional Duties respecting the General Services. The Administrator hereby acknowledges and agrees that the Administrator will, during the continuance of this Agreement, devote a significant portion of the Administrator's time to the General Services of the Company as may be determined and required, from time to time, by the Board of Directors of the Company in their sole and absolute discretion, for the performance of said General Services faithfully, diligently, to the best of the Administrator's abilities and in the best interests of the Company and, furthermore, that the Administrator's business time will be prioritized for the Company at all times.

3.4 Subsidiaries. The term "subsidiary" as used herein means any company or companies of which more than 50% of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such company or companies) are for the time being owned by or held for the Company and/or any other company in like relation to the Company and includes any company in like relation to the subsidiary.

Article IV
COMMITMENT, INITIAL TERM, RENEWAL AND TERMINATION

4.1 Commitment for one year. Subject at all times to sections "4.2", "4.3", "4.4" and "4.5" hereinbelow, it is hereby acknowledged and agreed that the Administrator herewith provides the Company with the Administrator's irrevocable commitment to provide the within General Services to the Company in accordance with the present terms and conditions of this Agreement for a period of at least one year from the Effective Date hereof. In this regard, and again subject to sections "4.2", "4.3", "4.4" and "4.5" hereinbelow, the Company hereby confirms that the Company presently plans to retain the Administrator to provide the General Services for a period of up to one year from the Effective Date hereof, provided, however, that any such continuance of this Agreement beyond the Initial Term (as hereinafter determined) will be subject, at all times, to any prior decision which is hereinafter made by the Company in accordance with either of sections "4.3", "4.4" or "4.5" hereinbelow.

4.2 Initial Term. For the purposes of this Agreement the initial formal term of this Agreement (the "Initial Term") is for a period of one month commencing on May 1, 1998 (the "Effective Date") subject at all times to the Company's prior receipt, if required, of Regulatory Approval from each of the Regulatory Authorities to the terms and conditions of and the transactions contemplated by this Agreement.

4.3 Automatic Renewal of this Agreement. Subject at all times to sections "4.4" and "4.5" hereinbelow, this Agreement and the Initial Term shall renew automatically if not specifically terminated in accordance with the following provisions. The Company agrees to notify the Administrator in writing at least 30 calendar days prior to the end of the Initial Term of its intent not to renew this Agreement (the "Company's Non-Renewal Notice"). Should the Company fail to provide a Company's Non-Renewal Notice this Agreement shall automatically renew and revert to a month-to-month arrangement until specifically renewed in writing by each of the Parties hereto for the next consecutive one-month period or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up 30-day Company's Non-Renewal Notice in connection with any such one-month renewal period. Such renewal or month-to-month arrangement shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties.

4.4 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time by either Party upon written notice to the other Party and damages sought if:

(a) the other Party fails to cure a material breach of any provision of this Agreement within five calendar days from its receipt of written notice from said Party (unless such breach cannot be reasonably cured within said five calendar days and the other Party is actively pursuing to cure said breach);

(b) the other Party is willfully non-compliant in the performance of its respective duties under this Agreement within five calendar days from its receipt of written notice from said Party (unless such willful non-compliance cannot be reasonably corrected within said five calendar days and the other Party is actively pursuing to cure said willful non-compliance);

(c) the other Party commits fraud or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or

(d) the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within five calendar days.

4.5 Termination without cause by the Company. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by the Company at any time after the Effective Date and during the Initial Term and during the continuance of this Agreement upon its delivery to the Administrator of prior written notice of its intention to do so (the "Company's Notice of Termination") at least 30 calendar days prior to the effective date of any such termination. In any such event the respective obligations of each of Parties hereto under this Agreement (and including, without limitation, the Administrator's ongoing obligation to provide the General Services and the Company's ongoing obligation to make the Monthly Base Fee and Expense payments as hereinafter provided) will continue until such effective date of termination as provided for in the Company's Notice of Termination and, furthermore, upon the effective date of any such Company's Notice of Termination the Company will also be obligated to:

(a) pay the Administrator the then balance of any Monthly Base Fee and Expense payments which would then be due and owing by the Company to the Administrator to the completion of the Initial Term of this Agreement and, in addition, and if this Agreement had then been previously and automatically renewed on a further one-month arrangement in accordance with section "4.3" hereinabove, until the end of any such further one-month arrangement in conjunction with section "4.3"; and

(b) ensure that all incentive stock Options (as determined hereinbelow) then outstanding and unexercised by the Administrator shall continue to be exercisable by the Administrator for a period of 30 calendar days thereafter.

Article V
COMPENSATION OF THE ADMINISTRATOR

5.1 Monthly Base Fee. It is understood hereby that the Administrator shall render the General Services as defined hereinabove as and when required by the Board of Directors of the Company during the Initial Term and during the continuance of this Agreement and shall thus be compensated on a monthly basis from the Effective Date of this Agreement to the termination of the same by way of the payment by the Company to the Administrator, or to the further order or direction of the Administrator as the Administrator may determine, in the Administrator's sole and absolute discretion, and advise the Company of prior to such payment, of a monthly fee of Cdn. $6,000 (the "Monthly Fee") together with a monthly vehicle allowance of Cdn. $1,000 (the "Vehicle Allowance") (the Monthly Fee and the Vehicle Allowance being, collectively, the "Monthly Base Fee"), with such Monthly Base Fee being due and payable by the Company to the Administrator, or to the further order or direction of the Administrator as the Administrator may determine, in the Administrator's sole and absolute discretion, and advise the Company of prior to such payment, on the final Friday of the final week of each month during the Initial Term.

5.2 Reimbursement of Pre-approved Expenses. It is further understood hereby that the Administrator shall also be reimbursed for all reasonable and pre-approved expenses actually and properly incurred by the Administrator for the benefit of the Company (collectively, the "Expenses") during the Initial Term and during the continuance of this Agreement. It is hereby also acknowledged and agreed that any such Expenses must be pre-approved by the Board of Directors of the Company and shall, thereupon, be due and payable by the Company to the order, direction and account of the Administrator as the Administrator may designate in writing, from time to time, in the Administrator's sole and absolute discretion, as soon as conveniently possible after the prior delivery by the Administrator to the Company of written substantiation on account of each such reimbursable Expense.

5.3 Paid Vacation. It is also understood hereby that the Administrator shall be entitled to three weeks paid vacation (the "Vacation") during each and every complete year from the Effective Date and during the continuance of this Agreement. In this regard it is further understood that the Administrator's entitlement to any such paid Vacation during any complete year during the continuance of this Agreement will be subject, at all times, to the Administrator's entitlement to only a pro rata portion of any such paid Vacation time during any year and to the effective date upon which this Agreement is either not renewed or terminated prior to the end of any such year for any reason whatsoever.

5.4 Stock Options. It is further understood hereby that, as soon as conveniently possible after the Effective Date and, in any event, during the Initial Term and during continuance of this Agreement, the Administrator will be granted, subject to the rules and policies of the Regulatory Authorities and when available, an incentive stock option or stock options to acquire common shares in and to the Company (each an "Option"). It is also understood hereby that any such Option or Options will be exercisable for a period of at least two years from the date of granting and, in any event, for so long as this Agreement is in existence and for a period of 30 calendar days thereafter, at such minimum exercise price or prices as may be determined at such date or dates of granting, or from time to time, in accordance with the rules and policies of the Regulatory Authorities. It is further understood hereby that should this Agreement not renew or terminate for any reason whatsoever in accordance with either of sections "4.3", "4.4" or "4.5" hereinabove, all Options which then remain outstanding and unexercised by the Administrator shall continue to be exercisable by the Administrator for a period of 30 calendar days after such effective date of termination of this Agreement as provided for by the operation of either of the relevant sections "4.3", "4.4" or "4.5" hereinabove.

Article VI
ADDITIONAL OBLIGATIONS OF THE ADMINISTRATOR

6.1 No Conflict. During the Initial Term and during continuance of this Agreement the Administrator will not engage in any business which reasonably may detract from, compete with or conflict with the Administrator's duties and obligations to the Company as set forth in this Agreement without the prior written consent of the Board of Directors of the Company.

6.2 Confidentiality. The Administrator will not, except as authorized or required by the Administrator's duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of the Company, or of any of its subsidiaries, which may come to the Administrator's knowledge during the continuance of this Agreement, and the Administrator will keep in complete secrecy all confidential information entrusted to the Administrator and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company's business. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

6.3 Compliance with Applicable Laws. The Administrator will comply with all Canadian, U.S. and foreign laws, whether federal, provincial or state, applicable to the Administrator's duties hereunder and, in addition, hereby represents and warrants that any information which the Administrator may provide to any person or company hereunder will, to the best of his knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

6.4 Opinions, Reports and Advice of the Administrator. The Administrator acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Administrator to the Company in connection with the Administrator's engagement hereunder are intended solely for the Company's benefit and for the Company's use only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company. In this regard the Administrator covenants and agrees that the Company may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in its sole and absolute discretion. The Administrator further covenants and agrees that no public references to the Administrator or disclosure of the Administrator's role in the Company be made by the Administrator without the prior written consent of the Company in each specific instance and, furthermore, that any such written opinions, reports, advice or materials shall, unless otherwise required by the Company, be provided by the Administrator to the Company in a form and with such substance as would be acceptable for filing with and approval by any Regulatory Authority having jurisdiction over the affairs of the Company from time to time.

Article VII
REPORTING BY THE ADMINISTRATOR

7.1 Reporting. At least once in every month, or so often as may be required by the Board of Directors of the Company, the Administrator will provide to the Board of Directors of the Company such information concerning the results of the Administrator's General Services and activities hereunder for the previous month as the Board of Directors of the Company may reasonably require. In addition, it is hereby further acknowledged and reaffirmed that any written information or materials provided by the Administrator to any person or company hereunder will be subject to the prior review, approval and direction of the Board of Directors of the Company.

Article VIII
INDEMNIFICATION AND LEGAL PROCEEDINGS

8.1 Indemnification. The Parties hereto agree to indemnify and save harmless the other Party hereto, including its respective affiliates and their respective directors, officers, employees and agents (each such party being an "Indemnified Party") harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

8.2 No Indemnification. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

8.3 Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

8.4 Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any of the Parties hereto, the Indemnified Party will give the relevant Party hereto prompt written notice of any such action of which the Indemnified Party has knowledge and such Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve any Party hereto of such Party's obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by any Party hereto of substantive rights or defenses.

8.5 Settlement. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

8.6 Legal Proceedings. Notwithstanding that the relevant Party hereto will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a) employment of such counsel has been authorized by the relevant Party hereto;

(b) the relevant Party hereto has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c) the named parties to any such action include that any Party hereto and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party hereto and the Indemnified Party; or

(d) there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party hereto.

8.7 Contribution. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party hereto shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by any Party hereto on the one hand and the Indemnified Party on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the relevant Party hereto shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

Article IX
FORCE MAJEURE

9.1 Events. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

9.2 Notice. A Party shall within three calendar days give notice to the other Party of each event of force majeure under section "9.1" hereinabove, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article X
ARBITRATION

10.1 Matters for Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

10.2 Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof, that any Party intending to refer any matter to arbitration shall have given not less than two business days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such two business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for in section "10.3" hereinbelow.

10.3 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within two business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within two business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within two business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed in accordance with the Arbitration Act. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

10.4 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article XI
NOTICE

11.1 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

11.2 Change of Address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article XII
GENERAL PROVISIONS

12.1 Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement including, without limitation, the Underlying Agreement.

12.2 No Assignment. This Agreement may not be assigned by either Party except with the prior written consent of the other Party.

12.3 Time of the Essence. Time will be of the essence of this Agreement.

12.4 Regulatory Authorities. This Agreement is subject to the prior Regulatory Approval, if required, of each of the Regulatory Authorities.

12.5 Further Assurances. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

12.6 Representation and Costs. It is hereby acknowledged by each of the Parties hereto that, as between the Company and the Administrator herein, Devlin Jensen, Barristers and Solicitors, acts solely for the Company, and that the Administrator has been advised by both Devlin Jensen and the Company to obtain independent legal advice with respect to the Administrator's review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties hereto that each Party to this Agreement will bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by Devlin Jensen shall be at the cost of the Company.

12.7 Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

12.8 Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

12.9 Captions. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

12.10 Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution date as set forth on the front page of this Agreement.

12.11 No Partnership or Agency. The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Party, nor create any fiduciary relationship between them for any purpose whatsoever.

12.12 Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF the Parties hereto have hereunto set their respective hands and seals in the presence of their duly authorized signatories as at the Effective Date as hereinabove determined.

The CORPORATE SEAL of
TROOPER TECHNOLOGIES INC.
was hereunto affixed in the presence of:
/s/ Stan Lis
Authorized Signatory

SIGNED, SEALED and DELIVERED by
GLENN LITTLE
in the presence of:
/s/ E Polowczyk
Witness Signature)
#202 - 1856 Frances Str
Vancouver, BC
Witness Address
/s/ E Polowczyk
Witness Name and Occupation

/s/ Glenn Little

GLENN LITTLE